SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 Form 8-K

                              CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) January 27, 1998

                        O'Reilly Automotive, Inc.
          (Exact same of registrant as specified is its charter)

 Missouri                             0-21318                44-0618012
(State or other jurisdictions    (Commission File No.)     (IRS Employer
of incorporation)                                          Identification No.)

             233 South Patterson, Springfield, Missouri 65802

Registrant's telephone number, including area code     (417) 862-2674


ITEM 2.  Acquisition or Disposition of Assets.

         On January 27, 1998, Shamrock Acquisition Inc., a wholly owned subsidiary of the Registrant (the "Purchaser"), completed its cash tender offer for all of the outstanding shares of common stock of Hi-Lo Automotive, Inc. ("Hi-Lo"). Hi-Lo sells automotive aftermarket parts, products and accessories for domestic and imported cars, vans and light trucks to consumers and commercial auto repair outlets. Hi-Lo will continue its operations as a subsidiary of the Registrant.

         The Purchaser accepted 9,768,696 shares tendered for payment at $4.35 per share for a total purchase price of $42,493,827.60. The acceptance of these shares resulted in the Purchaser acquiring approximately 90.4 percent of the outstanding common stock of Hi-Lo. As soon as practicable, the Purchaser will merge with and into Hi-Lo and all remaining shares of Hi-Lo common stock will be converted into the right to receive U.S. $4.35 in cash. The purchase price for Hi-Lo shares was determined pursuant to arms length negotiations between the parties, and was based on a variety of factors including the anticipated earnings and cash flows of the Hi-Lo businesses. The registrant's source of funds for the acquisition was a new Credit Facility entered into with NationsBank, N.A. in the amount of $128 million. Prior to the acquisition, there was no material relationship between the registrant and Hi-Lo.

ITEM 7.  Financial Statements

         (a) Financial Statements of Business Acquired

         Pursuant to Item 7(a)(4), the registrant has not included the requisite financial statements due to the impracticability of filing such information at the time the Current Report on 8-K is filed. The Company anticipates that it will file such financial statements within sixty (60) days of the date on which this Current Report on 8-K is filed.

         (b) Pro Forma Financial Information

         Pursuant to Item 7(b)(2), the registrant has not included the requisite pro forma financial information due to the impracticability of filing such information at the time the Current Report on 8-K is filed. The Company anticipates that it will file such pro forma financial information within sixty (60) days of the date on which this Current Report on 8-K is filed.

         (c) Exhibits

         2.1 Acquisition Agreement, dated December 23, 1997, by and among O'Reilly Automotive, Inc., Shamrock Acquisition, Inc. and Hi-Lo
Automotive, Inc. (incorporated by reference to Exhibit (c)(2) of the Schedule 14D-1 filed December 23, 1997, by Purchaser and the Registrant).


                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date _________________                  By_____________________________
                                          Name:  David O'Reilly
                                          Title: President and Chief
                                                 Executive Officer